Execution Version

WIX.COM LTD.

WARRANT AGREEMENT

Dated as of March 5, 2026

Table of Contents

Page
Section 1. Definitions...................................................................................................................1 Section 2. Rules of Construction..................................................................................................9 Section 3. The Warrants...............................................................................................................9 (a) Original Issuance of Warrants................................................................................................9

Section 4. No Right of Redemption by the Company...............................................................17 Section 5. Exercise of Warrants.................................................................................................17 (a) Exercise at the Option of the Holders...................................................................................17

Section 7. Calculations...............................................................................................................38 (a) Responsibility; Schedule of Calculations.................................................................................38
(b) Calculations Aggregated for Each Holder...............................................................................38
(c) Dispute Resolution...................................................................................................................38
Section 8. Miscellaneous...........................................................................................................39 (a) Notices......................................................................................................................................39

Exhibits
Exhibit A: Form of Warrant Certificate...................................................................................... A-1
Exhibit B: Form of Restricted Security Legend..........................................................................B-1
Schedules
Schedule A: Initial Holders of the Warrants.............................................................................SA-1
WARRANT AGREEMENT

WARRANT AGREEMENT, dated as of March 5, 2026, between Wix.com Ltd., an Israeli company, as issuer (the “Company”), and the other signatories to this Warrant Agreement (as defined below), as the initial Holders (as defined in this Warrant Agreement).

Each party to this Warrant Agreement (as defined below) agrees as follows.

Section 1.Definitions
.
“Affiliate” has the meaning set forth in Rule 144.

“Agent” means any Registrar, Paying Agent or Exercise Agent.

“Attribution Party” means the Holder’s Affiliates, and any other Persons whose beneficial ownership of the Ordinary Shares would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act.

“Authorized Denomination” means, with respect to a Warrant, either (a) such Warrant in its entirety, representing all of the Underlying Shares thereof; or (b) any portion of such Warrant that represents a whole number of the Underlying Shares thereof.

“Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed; provided that, solely for purposes of Section 5(c), if Net-Share Settlement applies, “Business Day” shall also not include days on which banking institutions in Israel are authorized or obligated by law or executive order to close or to be closed.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash Settlement” means, with respect to the Exercise of any Warrant, settlement of such Exercise by payment of the Cash Settlement Amount.

"Cash Settlement Amount" means, with respect to the Exercise of any Warrant, an amount of cash equal to the greater of (x) zero; and (y) an amount equal to:
N x (VP-SP)

where:
N = the number of Underlying Shares of such Warrant that are being so Exercised;

VP = the Valuation Price per Ordinary Share for such Exercise; and

SP = the Strike Price in effect immediately after the Close of Business on such Exercise Date.

“Certificate” means a Physical Certificate or an Electronic Certificate.

“Close of Business” means 5:00 p.m., New York City time.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.
“Company” means Wix.com Ltd., an Israeli company.

“Electronic Certificate” means any electronic book entry maintained by the Registrar that represents any Warrants held by a Holder.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Ordinary Shares, the first date on which Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Ordinary Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercise” means the exercise of any Warrant by a Holder. The terms “Exercised” and “Exercisable” will have a meaning correlative to the foregoing.

“Exercise Agent” has the meaning set forth in Section 3(e)(i).

“Exercise Consideration” means, with respect to the Exercise of any Warrant, (i) if the Settlement Method for such Exercise is Net-Share Settlement, the Net-Share Settlement Amount (and, if applicable, cash in lieu of fractional shares), or (ii) if the Settlement Method for such Exercise is Cash Settlement, the Cash Settlement Amount, in each case as determined in accordance with Section 5(c).

“Exercise Date” means the first Business Day on which the requirements set forth in Section 5(d)(i) for such Exercise are satisfied.

“Exercise Period” means the period from, and including, May 5, 2026 to, and including, the Exercise Period Expiration Date.

“Exercise Period Expiration Date” means March 5, 2029.

“Exercise Share” means any Ordinary Shares issued or issuable upon Exercise of any Warrant.

“Expiration Date” has the meaning set forth in Section 5(d)(i)(5).

“Expiration Time” has the meaning set forth in Section 5(d)(i)(5).

“Holder” means a person in whose name any Warrant is registered on the Registrar’s books.

“Initial Issue Date” means March 5, 2026.

“Last Reported Sale Price” of the Ordinary Shares for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Ordinary Shares on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Ordinary Shares are then listed. If the Ordinary Shares are not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per Ordinary Share on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Ordinary Shares are not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per Ordinary Share on such Trading Day from nationally recognized independent investment banking firms the Company selects.

“Lock-Up Agreements” mean, collectively, those certain Lock-Up Agreements, dated as of March 4, 2026, by and among the Company and each of the initial Holders, and any subsequent Lock-Up Agreement by and between the Company and any permitted Holder.

“Make-Whole Fundamental Change” means any of the following events:

(A) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Wholly Owned Subsidiaries and the employee benefit plans of the Company and its Wholly Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Ordinary Shares representing more than 50% of the voting power of the Ordinary Shares;

(B) the consummation of (i) any recapitalization, reclassification or change of the Ordinary Shares (other than changes resulting from a subdivision or combination) as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger or statutory scheme of arrangement of the Company pursuant to which the Ordinary Shares will be converted into cash, securities or other property or assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly Owned Subsidiaries; or

(C) the Ordinary Shares cease to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) for a period of at least five (5) consecutive Trading Days;

provided, however, that a transaction or event described in clause (A) or (B) above shall not constitute a Make-Whole Fundamental Change, if at least 90% of the consideration received or to be received by holders of the Ordinary Shares, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ statutory appraisal rights, in connection with such transaction or transactions consists of shares of common equity that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes an Ordinary Shares Change Event whose Reference Property consists of such consideration; and

further provided, that for the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above will be deemed to occur solely pursuant to clause (B)(ii) above; and (y) whether a Person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act, but without regard to paragraph (d)(1) of such Rule;

“Make-Whole Fundamental Change Exercise Period” means, in the case of a Make-Whole Fundamental Change, the period from, and including, the Make-Whole Fundamental

Change Effective Date of such Make-Whole Fundamental Change to, and including, the thirty-fifth (35th) Trading Day after such Make-Whole Fundamental Change Effective Date.

“Make-Whole Fundamental Change Effective Date” means the date on which such Make-Whole Fundamental Change occurs or becomes effective.

“Make-Whole Fundamental Change Shares” has the meaning set forth in Section 5(g)(i).

“Make-Whole Fundamental Change Share Price” has the following meaning for any Make-Whole Fundamental Change: (a) if the holders of Ordinary Shares receive only cash in consideration for their Ordinary Shares in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is pursuant to clause (B) of the definition of “Make-Whole Fundamental Change,” then the Make-Whole Fundamental Change Share Price is the amount of cash paid per Ordinary Share in such Make-Whole Fundamental Change; and (b) in all other cases, the Make-Whole Fundamental Change Share Price is the average of the Last Reported Sale Prices per Ordinary Share for the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately before the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Ordinary Shares are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Ordinary Shares or in any options contracts or futures contracts relating to the Ordinary Shares.

“Net-Share Settlement” means, with respect to the Exercise of any Warrant, settlement of such Exercise by delivery of the Net-Share Settlement Amount.

"Net-Share Settlement Amount" means, with respect to the Exercise of any Warrant, a number of Ordinary Shares equal to the greater of (x) zero; and (y) an amount equal to:
where:

N x VP-SP
VP

N = the number of Underlying Shares of such Warrant that are being so Exercised;

VP = the Valuation Price per Ordinary Share for such Exercise; and

SP = the Strike Price in effect immediately after the Close of Business on such Exercise Date.

“Officer” means the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”) of the Company.

“Open of Business” means 9:00 a.m., New York City time.

“Ordinary Shares” means the ordinary shares, NIS 0.01 par value per share, of the Company, subject to Section 5(h).

“Ordinary Shares Change Event” has the meaning set forth in Section 5(h)(i).

“Ownership Limitation” has the meaning set forth in Section 5(i)(i).

“Paying Agent” has the meaning set forth in Section 3(e)(i).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Warrant Agreement.

“Physical Certificate” means any certificate (other than an Electronic Certificate) representing Warrants held by a Holder, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Warrant and duly executed by the Company.

“Placement Agent” means J.P. Morgan Securities LLC, in its capacity as placement agent in connection with the issuance of the Warrants.

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Ordinary Shares, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the holders of Ordinary Shares that are entitled to such dividend, distribution or issuance.

“Reference Property” has the meaning set forth in Section 5(h)(i).

“Reference Property Unit” has the meaning set forth in Section 5(h)(i).

“Register” has the meaning set forth in Section 3(e)(ii).

“Registrar” has the meaning set forth in Section 3(e)(i).

“Restricted Security Legend” means a legend substantially in the form set forth in Exhibit B.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Ordinary Shares are then traded. If the Ordinary Shares are not so listed or traded, then “Scheduled Trading Day” means a Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Warrant or Exercise Share, subject to Section 5(h)(i).

1.“Settlement Method” means, with respect to the Exercise of any Warrant, Cash Settlement or Net-Share Settlement, as elected (or deemed to have been elected) by the Company pursuant to Section 5(c)(i).
“Specified Courts” has the meaning set forth in Section 8(c).

“Spin-Off” has the meaning set forth in Section 5(d)(i)(3)(B).

“Spin-Off Valuation Period” has the meaning set forth in Section 5(d)(i)(3)(B).

“Strike Price” initially means $104.73 per Ordinary Share; provided, however, that the Strike Price is subject to adjustment pursuant to Sections 5(d) and 5(e). Each reference in this Warrant Agreement or any Certificate to the Strike Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Strike Price immediately after the Close of Business on such date.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Person” has the meaning set forth in Section 5(h)(iii).

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 5(d)(i)(5).

“Trading Day” means any day on which (a) trading in the Ordinary Shares generally occurs on the principal U.S. national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Ordinary Shares are then traded; and (b) there is no Market Disruption Event. If the Ordinary Shares are not so listed or traded, then “Trading Day” means a Business Day.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:
(a) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(b) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(c) (i) such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice and (ii) the Company has received such certificates or other documentation or evidence as the Company may reasonably require to determine that the Holder or beneficial owner of such Security is not, and that has not been during the immediately preceding three (3) months, an Affiliate of the Company.

“Underlying Shares” initially means, with respect to any Warrant, that number of Ordinary Shares identified as the initial number of “Underlying Shares” in the Certificate representing such Warrant; provided, however, that (a) the number of Underlying Shares of each Warrant will be subject to adjustment pursuant to Sections 5(d) and 5(e); and (b) upon the Exercise of any Warrant (or any portion thereof representing less than all of the Underlying Shares thereof), the number of Underlying Shares of such Warrant will be reduced, effective as of the time such Warrant (or such portion thereof) ceases to be outstanding pursuant to Section 3(l), by the number of Underlying Shares so Exercised.

“Valuation Price” means, with respect to the Exercise of any Warrant, the Last Reported Sale Price per Ordinary Share on the Exercise Date for such Exercise (or, if such Exercise Date is not a Trading Day, the immediately preceding Trading Day).

“Warrant” means each warrant issued by the Company pursuant to, and having the terms, and conferring to the Holders thereof the rights set forth in this Warrant Agreement.

Subject to the terms of this Warrant Agreement, each Warrant will be Exercisable for Ordinary Shares based on the number of Underlying Shares of such Warrant and the Strike Price.

“Warrant Agreement” means this Warrant Agreement, as amended or supplemented from time to time.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

2.Rules of Construction. For purposes of this Warrant Agreement:
(a) “or” is not exclusive;

(b) “including” means “including without limitation”;

(c) “will” expresses a command;

(d) the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e) a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(f) words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(g) “herein,” “hereof” and other words of similar import refer to this Warrant Agreement as a whole and not to any particular Section or other subdivision of this Warrant Agreement, unless the context requires otherwise;

(h) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(i) the exhibits, schedules and other attachments to this Warrant Agreement are deemed to form part of this Warrant Agreement.

3.The Warrants

a.Original Issuance of Warrants
On the Initial Issue Date, there will be originally issued Warrants having an aggregate of 816,674 Underlying Shares, which Warrants will be initially registered in the names and amounts set forth in Schedule A. For the avoidance of doubt, the number of Underlying Shares for the Warrants is subject to adjustment pursuant to Section 5(d).
b.Form, Dating and Denominations

i.Form and Date of Certificates Representing Warrants. Each Certificate representing any Warrants will (1) be substantially in the form set forth in Exhibit A; (2) bear the legends required by Section 3(f) and may bear notations, legends or endorsements required by law, stock exchange rule or usage; and (3) be dated as of the date it is executed by the Company.
ii.Electronic Certificates; Physical Certificates. The Warrants will be originally issued initially in the form of one (1) Electronic Certificate for each Holder. Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates, upon request by the Holder thereof pursuant to customary procedures, subject to Section 3(g).
iii.Electronic Certificates; Interpretation. For purposes of this Warrant Agreement, (1) each Electronic Certificate will be deemed to include the text of the form of Certificate set forth in Exhibit A; (2) any legend, registration number or other notation that is required to be included on a Certificate will be deemed to be affixed to any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (3) any reference in this Warrant Agreement to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book entry representing such Electronic Certificate in the name of the applicable Holder; (4) upon satisfaction of any applicable requirements of the Registrar, in each case for the issuance of Warrants in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company.
iv.No Bearer Certificates. The Warrants will be issued only in registered form.
v.Registration Numbers. Each Certificate representing any Warrants will bear a unique registration number that is not affixed to any other Certificate representing any other outstanding Warrants.
c.Execution and Delivery

A duly authorized Officer will sign each Certificate representing any Warrants on behalf of the Company by manual or digital signature.

d.Method of Payment; Delay When Payment Date is Not a Business Day

i.Method of Payment. The Company will pay all cash amounts due on any Warrant of any Holder by wire transfer of immediately available funds to the account of such Holder within the United States specified in a written request of such Holder delivered to the Company no later than the Close of Business on the date that is five (5) Business Days immediately before the date such payment is due (or, with respect to any cash Exercise Consideration due to settle an Exercise of such Warrant, specified in the related Exercise Notice).
ii.Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on any Warrant as provided in this Warrant Agreement is not a Business Day, then, notwithstanding anything to the contrary in this Warrant Agreement, such payment may be made on the immediately following Business Day and no interest or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”
e.Registrar, Paying Agent and Exercise Agent
.
i.Generally. The Company designates the principal executive offices of its Subsidiary, Wix.com, Inc., a Delaware corporation, as an office or agency where Warrants may be presented for (1) registration of transfer or for exchange (the “Registrar”); (2) payment (the “Paying Agent”); and (3) Exercise (the “Exercise Agent”). At all times when any Warrant is outstanding, the Company will maintain an office in the continental United States constituting the Registrar, Paying Agent and Exercise Agent. For the avoidance of doubt, the Placement Agent shall not act as, and shall have no duties or obligations as, Registrar, Paying Agent, Exercise Agent or in any similar capacity under this Warrant Agreement.
ii.Maintenance of the Register. The Company will keep, or cause there to be kept, a record (the “Register”) of the names and addresses of the Holders, the number of Warrants (and the respective numbers of Underlying Shares thereof) held by each Holder and the transfer, exchange and Exercise of the Warrants. Absent manifest error, the entries in the Register will be conclusive and the Company and each Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly. The Company will provide a copy of the Register to any Holder upon its request as soon as reasonably practicable.
iii.Subsequent Appointments. By notice to each Holder, the Company may, at any time, appoint any Person (including any Subsidiary of the Company) to act as Registrar, Paying Agent or Exercise Agent.
iv.Duties When the Company or its Subsidiary Acts as Paying Agent or Exercise Agent. If the Company or any of its Subsidiaries acts as Paying Agent or Exercise Agent, then (1) it will segregate for the benefit of the Holders all money and other property held by it as Paying Agent or Exercise Agent; and (2) references in this Warrant Agreement to the Paying Agent or Exercise Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Exercise Agent, in each case for payment or delivery to any Holders or with respect to any Warrant, will be deemed to refer to cash or other property so segregated and held separately, or to the segregation and separate holding of such cash or other property, respectively.
f.Legends
.
i.Restricted Security Legend.
1.Each Certificate representing any Warrant that is a Transfer-Restricted Security will bear the Restricted Security Legend; and

2.If any Warrant (such Warrant being referred to as the “new Warrant” for purposes of this Section 3(f)(i)(2)) is issued in exchange for, or in substitution of, other Warrant(s), or to effect the Exercise of less than all of the Underlying Shares of a Warrant represented by any Certificate (such other Warrant(s) or Exercised Warrant, as applicable, being referred to as the “old Warrant(s)” for purposes of this Section 3(f)(i)(2)), including pursuant to Section 3(g)(ii), 3(h) or 3(i), then the Certificate representing such new Warrant will bear the Restricted Security Legend if the Certificate representing such old Warrant(s) bore the Restricted Security Legend at the time of such exchange or substitution, or on the related Exercise Date with respect to such Exercise, as applicable; provided, however, that the Certificate representing such new Warrant need not bear the Restricted Security Legend if such new Warrant does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Exercise Date, as applicable.
(ii) Other Legends on Certificates. The Certificate representing any Warrant may bear any other legend or text, not inconsistent with this Warrant Agreement, as may be required by applicable law or by any securities exchange or automated quotation system on which such Warrant is traded or quoted or as may be otherwise reasonably determined by the Company to be appropriate.
(iii) Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Warrant represented by a Certificate bearing any legend required by this Section 3(f) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(iv) Legends on Exercise Shares. Each Exercise Share will bear a legend substantially to the same effect as the Restricted Security Legend if the Warrant upon the Exercise of which such Exercise Share was issued was (or would have been had it not been Exercised) a Transfer-Restricted Security at the time such Exercise Share was issued; provided, however, that such Exercise Share need not bear such a legend if the Company determines, in its reasonable discretion, that such Exercise Share need not bear such a legend. Notwithstanding anything to the contrary in Section 3(f)(iv)(1), an Exercise Share need not bear a legend pursuant to Section 3(f)(iv)(1) if such Exercise Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including, if applicable, the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in such legend.

(g) Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i) Provisions Applicable to All Transfers and Exchanges.
(1)Generally. Subject to this Section 3(g) and any applicable Lock-Up Agreement, any Warrant represented by any Certificate may be transferred or exchanged from time to time and the Company will cause the Registrar to record each such transfer or exchange in the Register.
(2) No Services Charge; Transfer Taxes. The Company and the Agents will not impose     any service charge on any Holder for any transfer, exchange or Exercise of any Warrant, but the Company, the Registrar and the Exercise Agent may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection with any transfer, exchange or Exercise of any Warrant, other than exchanges pursuant to Section 3(h) not involving any transfer.
(3) Transfers and Exchanges Must Be in Authorized Denominations. Notwithstanding anything to the contrary in this Warrant Agreement, all transfers or exchanges of Warrants must be in an Authorized Denomination.
(4) Legends. Each Certificate representing any Warrant that is issued upon transfer of, or in exchange for, another Warrant will bear each legend, if any, required by Section 3(f).
(5) Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Warrant Agreement to effect a transfer or exchange of any Warrant, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.
(6) Exchanges to Remove Transfer Restrictions. For the avoidance of doubt, and subject to the terms of this Warrant Agreement, as used in this Section 3(g), an “exchange” of a Certificate includes an exchange effected for the sole purpose of removing any Restricted Security Legend affixed to such Certificate.

(ii) Transfers and Exchanges of Warrants.
(1) Subject to this Section 3(g), a Holder of any Warrant represented by a Certificate may (A) transfer any Authorized Denomination of such Warrant to one or more other Person(s); and (B) exchange any Authorized Denomination of such Warrant for Warrant(s) that (x) represent that same aggregate number of Underlying Shares as the number of Underlying Shares being exchanged; and (y) are represented by one or more other Certificates; provided, however, that, to effect any such transfer or exchange, such Holder must:
(A) if such Certificate is a Physical Certificate, surrender such Physical Certificate to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Company or the Registrar; and
(B) deliver to the Company and the Registrar such certificates or other documentation or evidence as the Company and the Registrar may reasonably require to determine that such transfer complies with the Securities Act and other applicable securities laws.
(2) Upon the satisfaction of the requirements of this Warrant Agreement to effect a transfer or exchange of any Authorized Denomination of a Holder’s Warrant represented by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(g)(ii)(2)): (A) such old Certificate will be promptly cancelled pursuant to Section 3(k); (B) if less than all of the Underlying Shares of the Warrant represented by such old Certificate are to be so transferred or exchanged, then the Company will issue, execute and deliver, in accordance with Section 3(c), one or more Certificates that (x) in the aggregate, represent a total number of Underlying Shares equal to the number of Underlying Shares represented by such old Certificate not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(f); (C) in the case of a transfer to a transferee, the Company will issue, execute and deliver, in accordance with Section 3(c), one or more Certificates that (x) in the aggregate, represent a total number of Underlying Shares equal to the number of Underlying Shares to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 3(f); and (D) in the case of an exchange, the Company will issue, execute and deliver, in accordance with Section 3(c), one or more Certificates that (x) in the aggregate, represent a total number of Underlying Shares equal to the number of Underlying Shares to be so exchanged; (y) are registered in the name of the Person to whom such old Certificate was registered; and (z) bear each legend, if any, required by Section 3(f).

(iii) Transfers of Warrants Subject to Exercise. Notwithstanding anything to the contrary in this Warrant Agreement, the Company and the Registrar will not be required to register the transfer of or exchange any Warrant that has been surrendered for Exercise.
(h) Exchange and Cancellation of Exercised Warrants.
(i) Partial Exercises of Physical Certificates. If less than all of the Underlying Shares of a Holder’s Warrant represented by a Physical Certificate (such Physical Certificate being referred to as the “old Physical Certificate” for purposes of this Section 3(h)(i)) are Exercised pursuant to Section 5, then, as soon as reasonably practicable after such old Physical Certificate is surrendered for such Exercise, the Company will cause such old Physical Certificate to be exchanged, pursuant and subject to Section 3(g)(ii), for (1) one or more Physical Certificates that, in the aggregate, represent a total number of Underlying Shares equal to the number of Underlying Shares represented by such old Physical Certificate that are not to be so Exercised and deliver such Physical Certificate(s) to such Holder; and (2) a Physical Certificate representing a total number of Underlying Shares equal to the number of Underlying Shares represented by such old Physical Certificate that are to be so Exercised, which Physical Certificate will be Exercised pursuant to the terms of this Warrant Agreement; provided, however, that the Physical Certificate referred to in this clause (2) need not be issued at any time after which the Warrant that would otherwise be represented by such Physical Certificate would be deemed to cease to be outstanding pursuant to Section 3(l).
(ii) Cancellation of Warrants That Are Exercised. If the Underlying Shares of a Holder’s Warrant represented by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(h)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)) are Exercised pursuant to Section 5, then, promptly after the later of the time such Warrant (or the portion thereof representing the Underlying Shares so Exercised) is deemed to cease to be outstanding pursuant to Section 3(l) and the time such old Certificate is surrendered for such Exercise, (1) such old Certificate will be cancelled pursuant to Section 3(k); and (2) in the case of a partial Exercise, the Company will issue, execute and deliver to such Holder, in accordance with Section 3(c), one or more Certificates that (x) in the aggregate, represent a total number of Underlying Shares equal to the number of Underlying Shares represented by such old Certificate that are not to be so Exercised; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(f).

(i) Replacement Certificates . If a Holder of any Warrant(s) claims that the Certificate(s) representing such Warrant(s) have been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, in accordance with Section 3(c), one or more replacement Certificates representing such Warrant(s) upon surrender to the Company or the Registrar of such mutilated Certificate(s), or upon delivery to the Company or the Registrar of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company and the Registrar. In the case of a lost, destroyed or wrongfully taken Certificate representing any Warrant, the Company and Registrar may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Registrar to protect the

Company and the Registrar from any loss that any of them may suffer if such Certificate is replaced. Every replacement Warrant issued pursuant to this Section 3(i) will, upon such replacement, be deemed to be an outstanding Warrant, entitled to all of the benefits of this Warrant Agreement equally and ratably with all other Warrants then outstanding.

(j) Registered Holders. Only the Holder of any Warrant(s) will have rights under this Warrant Agreement as the owner of such Warrant(s).
(k) Cancellation. Without limiting the generality of the last sentence of Section 3(n), the Company may at any time deliver any Warrant to the Registrar for cancellation. The Paying Agent and the Exercise Agent will forward to the Registrar each Warrant duly surrendered to them for transfer, exchange or Exercise. The Company will cause the Registrar to promptly cancel all Warrants so surrendered to it in accordance with its customary procedures.
(l) Outstanding Warrants.
(i) Generally. The Warrants that are outstanding at any time will be deemed to be those Warrants that, at such time, have been duly executed by the Company, excluding those Warrants (or any portions of any Warrants representing less than all of the initial number of Underlying Shares thereof) that have theretofore been (1) cancelled by the Registrar or delivered to the Registrar for cancellation in accordance with Section 3(k); (2) paid or settled in full upon their Exercise in accordance with this Warrant Agreement; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii), (iii) or (iv) of this Section 3(l).
(ii) Replaced Warrants. If any Certificate representing any Warrant is replaced pursuant to Section 3(i), then such Warrant will cease to be outstanding at the time of such replacement, unless the Registrar and the Company receive proof reasonably satisfactory to them that such Warrant is held by a “bona fide purchaser” under applicable law.
(iii) Exercised Warrants. If any Warrant(s) (or any portions of any Warrant(s) representing less than all of the Underlying Shares thereof) are Exercised, then, at the Close of Business on the Exercise Date for such Exercise (unless there occurs a default in the delivery of the Exercise Consideration due pursuant to Section 5 upon such Exercise): (1) such Warrant(s) (or such portions thereof) will be deemed to cease to be outstanding; and (2) the rights of the Holder(s) of such Warrant(s) (or such portions thereof), as such, will terminate with respect to such Warrant(s) (or such portions thereof), other than the right to receive such Exercise Consideration as provided in Section 5.
(iv) Warrants Remaining Unexercised as of the Exercise Period Expiration Date. If any Warrant(s) are otherwise outstanding as of the Close of Business on the Exercise Period Expiration Date, then such Warrant(s) will cease to be outstanding as of immediately after the Close of Business on the Exercise Period Expiration Date.
(v) Certificates Need Not Be Amended. A reduction in the number of Underlying Shares of any Warrant as a result of a Warrant (or any portion thereof representing less than all of the Underlying Shares thereof) ceasing to be outstanding pursuant to this Section 3(l) will be effective without the need to notate the same on, or otherwise amend, the Certificate representing such Warrant.
(m) No Rights as a Shareholder. Except as otherwise specifically provided in this Warrant Agreement prior to the time at which a Holder that exercises any Warrant is deemed, pursuant to Section 5(b)(ii), to become the holder of record of the Exercise Share(s) issuable to settle such exercise, (i) the Holder shall not be entitled to vote or receive dividends on, or be deemed the holder of, such Exercise Share(s) for any purpose; and (ii) nothing contained in this Warrant Agreement will be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of share capital, reclassification of share capital, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.
(n) Repurchases of Warrants by the Company and its Subsidiaries . Without limiting the generality of Section 3(k) and the next sentence, the Company may, from time to time, repurchase any Warrant(s) in open market purchases or in negotiated transactions without delivering prior notice to Holders. The Company will promptly deliver to the Registrar for cancellation all Warrants that the Company or any of its Subsidiaries have purchased or otherwise acquired.

Section 4. No Right of Redemption by the Company . The Company does not have the right to redeem the Warrants at its election.

~~Section 5~~. Exercise of Warrants.
(a) Exercise at the Option of the Holders.
(i) Exercise Right; When Warrants May Be Submitted for Exercise. Subject to Section 5(b)(i)(3), Holders will have the right to submit all, or any Authorized Denomination, of their Warrants for Exercise at any time during the Exercise Period.
(ii) Exercises of Warrants Not In Authorized Denominations Prohibited. Notwithstanding anything to the contrary in this Warrant Agreement, in no event will any Holder be entitled to Exercise any Warrant other than in an Authorized Denomination thereof.
(b) Exercise Procedures.
(i) Requirements for Holders to Exercise Their Exercise Right.
(1) Generally. To Exercise any Warrant represented by a Certificate, the Holder of such Warrant must (v) complete, manually sign and deliver to the Exercise Agent an Exercise Notice (at which time, in the case such Certificate is an Electronic Certificate, such Exercise will become irrevocable); (w) if such Certificate is a Physical Certificate, deliver such Physical Certificate to the Exercise Agent (at which time such Exercise will become irrevocable); (x) furnish any endorsements and transfer documents that the Company or the Exercise Agent may require; and (y) if applicable, pay any documentary or other taxes pursuant to Section 6(d).

(2) Payment of Strike Price in Cash Unnecessary. The Exercise of any Warrant will not require any Holder make any cash payment in respect of the Strike Price.

(3) Exercise Permitted only During Business Hours. Warrants may be surrendered for Exercise only after the Open of Business and before the Close of Business on a day that is a Business Day that occurs during the Exercise Period.

(ii) When Holders Become Shareholders of Record of the Ordinary Shares Issuable Upon Exercise. The Person in whose name any Ordinary Share is issuable upon Exercise of any Warrant will be deemed to become the holder of record of such Ordinary Share as of the Close of Business on the Exercise Date for such Exercise.
(iii) Minimum Exercise Requirements. Notwithstanding anything to the contrary in this Section 5, no Holder will be entitled to Exercise any Warrants unless the aggregate number of Underlying Shares of all Warrants Exercised by such Holder on the same Exercise Date is at least ten thousand (10,000) (or such lesser number of Underlying Shares as such Holder then beneficially owns).
(c) Settlement Upon Exercise.

(i) Settlement Method. Upon the Exercise of any Warrant, the Company will settle such Exercise by Net Share Settlement or Cash Settlement, at the Company’s election. The Company will notify the Holder of its election of a Settlement Method within one Business Day after the relevant Exercise Date, and if the Company fails to deliver a timely notice, it shall be deemed to have elected Net-Share Settlement.
(ii) Exercise Consideration. Subject to Section 5(c)(iii), Section 5(h) and Section 7(b), and the final paragraph of this Section 5(c)(ii), the consideration due upon settlement of the Exercise of each Warrant will be:
(1) If Net-Share Settlement applies to such Exercise, a number of Ordinary Shares equal to the Net-Share Settlement Amount; or
(2) If Cash Settlement applies to such Exercise, the amount of cash equal to the Cash Settlement Amount.
For the avoidance of doubt, if the Valuation Price does not exceed the Strike Price on the Exercise Date, the Exercise Consideration (whether the Cash Settlement Amount or Net-Share Settlement Amount) will be zero, subject to the final paragraph of this Section 5(c)(ii).
In addition, if a Make-Whole Fundamental Change relating to such Warrant has occurred and the Exercise Date for the Exercise of such Warrant occurs during the related Make-Whole Fundamental Change Exercise Period, then: (x) if the Settlement Method is Net-Share Settlement, the Exercise Consideration for such Exercise will include, in addition to the Net-Share Settlement Amount, an additional number of Ordinary Shares equal to the product of (I) the number of Underlying Shares of such Warrant that are being so Exercised and (II) the number of Make-Whole Fundamental Change Shares for such Make-Whole Fundamental Change; or (y) if the Settlement Method is Cash Settlement, the Exercise Consideration for such Exercise will include, in addition to the Cash Settlement Amount, an additional amount of cash equal to the product of (I) the number of Underlying Shares of such Warrant that are being so Exercised, (II) the number of Make-Whole Fundamental Change Shares for such Make-Whole Fundamental Change, and (III) the Valuation Price.
(iii) Payment of Cash in Lieu of any Fractional Ordinary Shares. Subject to Section 7(b), in lieu of delivering any fractional Ordinary Share otherwise due upon Exercise of any Warrant, the Company will pay cash based on the Valuation Price.
(iv) Delivery of Exercise Consideration. Except as provided in Sections 5(d)(i)(3)(B), 5(d)(i)(5) and 5(h)(i)(B), the Company will pay or deliver, as applicable, the Exercise Consideration due upon Exercise of any Warrant on or before the second (2nd) Business Day immediately after the Exercise Date for such Exercise.
(d) Strike Price and Number of Underlying Shares Adjustments.
(i) Events Requiring an Adjustment to the Strike Price and the Number of Underlying Shares. Each of the Strike Price and the number of Underlying Shares of each Warrant will be adjusted from time to time as follows: (1) Share Dividends, Splits and Combinations. If the Company issues solely Ordinary Shares as a dividend or distribution on all or substantially all shares of the Ordinary Shares, or if the Company effects a share split or combination of the Ordinary Shares (in each case excluding an issuance solely pursuant to an Ordinary Shares Change Event, as to which Section 5(h) will apply), then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):

SP1 = SP0X OS0
OS1

where:
SP0 = the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such share split or share combination, as applicable;
SP1 = the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;
OS0 = the number of Ordinary Shares outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, share split or share combination; and
OS1 = the number of Ordinary Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
If any dividend, distribution, share split or share combination of the type described in this Section 5(d)(i)(1) is declared or announced, but not so paid or made, then each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such share split or share combination, to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had such dividend, distribution, share split or share combination not been declared or announced.
(2) Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Ordinary Shares, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a shareholder rights plan, as to which Section 5(d)(i)(3)(A) and Section 5(d)(vi) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the Record Date of such distribution, to subscribe for or purchase Ordinary Shares at a price per share that is less than the average of the Last Reported Sale Prices per Ordinary Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):

SP1 = SP0 X OS+Y
OS+X

where:
SP0 = the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution; S
P1 = the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;
OS = the number of Ordinary Shares outstanding immediately before the Open of Business on such Ex-Dividend Date;
Y = a number of Ordinary Shares obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per Ordinary Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and
X = the total number of Ordinary Shares issuable pursuant to such rights, options or warrants.

To the extent such rights, options or warrants are not so distributed, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that Ordinary Shares are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto for such distribution been made on the basis of delivery of only the number of Ordinary Shares actually delivered upon exercise of such rights, options or warrants.
For purposes of this Section 5(d)(i)(2), in determining whether any rights, options or warrants entitle holders of Ordinary Shares to subscribe for or purchase Ordinary Shares at a price per share that is less than the average of the Last Reported Sale Prices per Ordinary Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(3) Spin-Offs and Other Distributed Property.
(A) Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of the Ordinary Shares, excluding:
(I) dividends, distributions, rights, options or warrants for which an adjustment to the Strike Price is required (or would be required without regard to Section 5(d)(iii)) pursuant to Section 5(d)(i)(1) or 5(d)(i)(2);
(II) dividends or distributions paid exclusively in cash for which an adjustment to the Strike Price is required (or would be required without regard to Section 5(d)(iii)) pursuant to Section 5(d)(i)(4);
(III) rights issued or otherwise distributed pursuant to a shareholder rights plan, except to the extent provided in Section 5(d)(vi);
(IV) Spin-Offs for which an adjustment to the Strike Price is required (or would be required without regard to Section 5(d)(iii)) pursuant to Section 5(d)(i)(3)(B);
(V) a distribution solely pursuant to a tender offer or exchange offer for Ordinary Shares, as to which Section 5(d)(i)(5) will apply; and
(V) a distribution solely pursuant to an Ordinary Shares Change Event, as to which Section 5(h) will apply, then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):

SP1 = SP0 X P-FMV
P

where:

SP0 = the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;
SP1 = the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;
P = the average of the Last Reported Sale Prices per Ordinary Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and
FMV = the fair market value (as determined by Company in good faith and in a commercially reasonable manner), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per Ordinary Share pursuant to such distribution;
provided, however, that, if FMV is equal to or greater than P, then, in lieu of the foregoing adjustment to the Strike Price (and the corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)), each Holder will receive, for each Warrant held by such Holder on the Record Date for such distribution, at the same time and on the same terms as holders of Ordinary Shares, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such Record Date, a number of Ordinary Shares equal to the number of Underlying Shares of such Warrant as of on such Record Date.
To the extent such distribution is not so paid or made, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the distribution, if any, actually made or paid.
(B) Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Company to all or substantially all holders of the Ordinary Shares (other than solely pursuant to (x) an Ordinary Shares Change Event, as to which Section 5(h) will apply; or (y) a tender offer or exchange offer for Ordinary Shares, as to which Section 5(d)(i)(5) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):

SP1 = SP0 X P
FMV+P

where:
SP0 = the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;
SP1 = the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;
P = the average of the Last Reported Sale Prices per Ordinary Share for each Trading Day in the Spin-Off Valuation Period; and
FMV = the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Ordinary Shares in the definitions of “Last Reported Sale Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per Ordinary Share in such Spin-Off.
The adjustment to the Strike Price and the number of Underlying Shares of each Warrant pursuant to this Section 5(d)(i)(3)(B) and Section 5(d)(i)(6), respectively, will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect. If any Warrant is Exercised and the Exercise Date for such Exercise occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Warrant Agreement, the Company will, if necessary, delay the settlement of such Exercise until the second (2nd) Business Day after the Last Trading Day of the Spin-Off Valuation Period. To the extent any dividend or distribution of the type described in this Section 5(d)(i)(3)(B) is declared but not made or paid, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the dividend or distribution, if any, actually made or paid.
(4) Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Ordinary Shares, then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):

SP1 = SP0 X P-D
P

where:
SP0 = the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;
SP1 = the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;
P = the Last Reported Sale Price per Ordinary Share on the Trading Day immediately before such Ex-Dividend Date; and
D = the cash amount distributed per Ordinary Share in such dividend or distribution. provided, however, that, if D is equal to or greater than P, then, in lieu of the foregoing adjustment to the Strike Price (and the corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)), each Holder will receive, for each Warrant held by such Holder on the Record Date for such dividend or distribution, at the same time and on the same terms as holders of Ordinary Shares, the amount of cash that such Holder would have received in such dividend or distribution if such Holder had owned, on such Record Date, a number of Ordinary Shares equal to the number of Underlying Shares of such Warrant as of such Record Date. To the extent such dividend or distribution is declared but not made or paid, each of the Strike Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the dividend or distribution, if any, actually made or paid.
(5) Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for Ordinary Shares (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Company in good faith and in a commercially reasonable manner) of the cash and other consideration paid per Ordinary Share in such tender or exchange offer exceeds the Last Reported Sale Price per Ordinary Share on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Strike Price will be adjusted based on the following formula (with a corresponding adjustment to the number of Underlying Shares of each Warrant pursuant to Section 5(d)(i)(6)):

SP1 = SP0 X PXOS0
AC+(PXOS1)

where:
SP0 = the Strike Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;
SP1 = the Strike Price in effect immediately after the Expiration Time;
P = the average of the Last Reported Sale Prices per Ordinary Share over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;
OS0 = the number of Ordinary Shares outstanding immediately before the Expiration Time (including all Ordinary Shares accepted for purchase or exchange in such tender or exchange offer);
AC = the aggregate value (determined as of the Expiration Time by the Company in good faith and in a commercially reasonable manner) of all cash and other consideration paid for Ordinary Shares purchased or exchanged in such tender or exchange offer; and
OS1 = the number of Ordinary Shares outstanding immediately after the Expiration Time (excluding all Ordinary Shares accepted for purchase or exchange in such tender or exchange offer);
provided, however, that the Strike Price will in no event be adjusted up pursuant to this Section 5(d)(i)(5), and the number of Underlying Shares of the Warrants will in no event be adjusted down in the corresponding adjustment pursuant to Section 5(d)(i)(6), in each case except to the extent provided in the last paragraph of this Section 5(d)(i)(5).

The adjustment to the Strike Price and the number of Underlying Shares of each Warrant pursuant to this Section 5(d)(i)(5) and Section 5(d)(i)(6), respectively, will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If any Warrant is Exercised and the Exercise Date for such Exercise occurs on the Tender/Exchange Offer Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Warrant Agreement, the Company will, if necessary, delay the settlement of such Exercise until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period. To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of Ordinary Shares in such tender or exchange offer are rescinded, each of the Strike

Price and the number of Underlying Shares of each Warrant will be readjusted to the Strike Price and the number of Underlying Shares, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the purchases or exchanges of Ordinary Shares, if any, actually made, and not rescinded, in such tender or exchange offer.

(6) Adjustment to the Number of Underlying Shares. If the Strike Price is adjusted pursuant to the formulas set forth in any of clauses (1) through (5) of this Section 5(d)(i) (excluding, for these purposes, a readjustment pursuant to the text following such formulas), then, effective as of the same time at which such adjustment to the Strike Price becomes effective, the number of Underlying Shares of each Warrant will be adjusted to an amount equal to the product of (A) the number of Underlying Shares of such Warrant in effect immediately before such adjustment to such number of Underlying Shares; and (B) the quotient obtained by dividing (x) the Strike Price in effect immediately before such adjustment to the Strike Price; and (y) the Strike Price in effect immediately after such adjustment to the Strike Price; provided, however, that the number of Underlying Shares of each Warrant will be subject to readjustment to the extent set forth in such clauses. For purposes of calculating the adjustment to the number of Underlying Shares of each Warrant pursuant to the preceding sentence, the amount set forth in clause (B)(y) of the preceding sentence will be calculated without giving effect to any rounding pursuant to Section 5(d)(viii).
(ii) No Adjustments in Certain Cases.
(1)    Where Holders Participate in the Transaction or Event Without Exercising. Notwithstanding anything to the contrary in Section 5(d)(i), the Company is not required to adjust the Strike Price or the number of Underlying Shares of any Warrant for a transaction or other event otherwise requiring an adjustment pursuant to Section 5(d)(i) (other than a share split or combination of the type set forth in Section 5(d)(i)(1) or a tender or exchange offer of the type set forth in Section 5(d)(i)(5)) if each Holder participates, at the same time and on the same terms as holders of Ordinary Shares, and solely by virtue of being a Holder of the Warrants, in such transaction or event without having to Exercise such Holder’s Warrants and as if such Holder had owned, on the Record Date for such transaction or event, a number of Ordinary Shares equal to the aggregate number of Underlying Shares, as of such Record Date, of the Warrants held by such Holder on such Record Date.
(2) Certain Events. Without limiting the operation of Section 5(g), the Company will not be required to adjust the Strike Price or the number of Underlying Shares of any Warrant except pursuant to Section 5(d)(i). Without limiting the foregoing, the Company will not be required to adjust the Strike Price or the number of Underlying Shares of any Warrant on account of:
(A) except as otherwise provided in Section 5(d)(i), the sale of Ordinary Shares for a purchase price that is less than the market price per Ordinary Share or less than the Strike Price;      (B) the issuance of any Ordinary Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Ordinary Shares under any such plan; (C) the issuance of any Ordinary Shares or options or rights to purchase Ordinary Shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries; (D) the issuance of any Ordinary Shares pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Initial Issue Date; or (E) solely a change in the par value of the Ordinary Shares.
(3) Notwithstanding anything to the contrary in this Warrant Agreement (including Section 5(d)(i)(6) hereof), in no event shall the Company be required to adjust the Strike Price or the number of Underlying Shares of any Warrant on the account of any (x)

repurchase by the Company or any of its Subsidiaries of any Ordinary Shares within the limits set forth in the Board of Directors’ authorizations announced on August 11, 2025 and January 28, 2026 (in the aggregate amount of up to $2 billion) (collectively, the “Existing Share Buyback Authorizations”), regardless of the form in which such repurchase may be conducted, whether through a tender or exchange offer of the type set forth in Section 5(d)(i)(5), an open market repurchase, one or more derivative transactions facilitated by a corporate equity derivatives dealer or otherwise and (y) after the Existing Share Buyback Authorizations are exhausted and/or expire by their terms, upon the repurchase of any Ordinary Shares pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the type set forth in Section 5(d)(i)(5).
(4) Repurchases Not a “Distribution”. For the avoidance of doubt, the repurchase by the Company or any of its Subsidiaries of Ordinary Shares or any other securities of the Company or its Subsidiaries shall not be deemed a “distribution” for purposes of any adjustments set forth in Section 5(d)(i)(1) through Section 5(d)(i)(4).

(iii) Adjustment Deferral. If an adjustment to the Strike Price and the number of Underlying Shares of the Warrants otherwise required by this Warrant Agreement would result in a change of less than one percent (1%) to the Strike Price, then the Company may, at its election, defer such adjustment to the Strike Price and the number of Underlying Shares of all outstanding Warrants, except that all such deferred adjustments must be given effect immediately with respect to all outstanding Warrants upon the earliest of the following: (1) when all such deferred adjustments would result in a change of at least one percent (1%) to the Strike Price; (2) the Exercise Date of any Warrant; and (3) the date a Make-Whole Fundamental Change occurs.
(iv) Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Warrant Agreement, if:
(1) a Warrant is Exercised;
(2) the Record Date, effective date or Expiration Time for any event that requires an adjustment to the Strike Price pursuant to Section 5(d)(i) has occurred on or before the Exercise Date for such Exercise, but an adjustment to the Strike Price or the number of Underlying Shares of the Warrants for such event has not yet become effective as of such Exercise Date;
(3) the Exercise Consideration due upon such Exercise includes any whole or fractional Ordinary Shares; and
(4) such shares are not entitled to participate in such event (because they were not held on the related Record Date or otherwise), then, solely for purposes of such Exercise, the Company will, without duplication, give effect to such adjustment on such Exercise Date. In such case, if the date on which the Company is otherwise required to deliver the Exercise Consideration due upon such Exercise is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such Exercise until the second (2nd) Business Day after such first date.
(v) Adjustments Where Exercising Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Warrant Agreement, if:
(1) an adjustment to the Strike Price or the number of Underlying Shares of the Warrants for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5(d)(i); (2) a Warrant is Exercised;
(3) the Exercise Date for such Exercise occurs on or after such Ex-Dividend Date and on or before the related Record Date;

(4) the Exercise Consideration due upon such Exercise includes any whole or fractional Ordinary Shares based on a Strike Price or number of Underlying Shares that is adjusted for such dividend or distribution; and
(5) such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5(b)(ii)), then such adjustment will not be given effect for such Exercise and the Ordinary Shares issuable upon such Exercise based on such unadjusted Strike Price and unadjusted number of Underlying Shares will not be entitled to participate in such dividend or distribution, but there will be added, to the Exercise Consideration otherwise due upon such Exercise, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such Ordinary Shares had such shares been entitled to participate in such dividend or distribution.
(vi) Shareholder Rights Plans. If any Ordinary Shares are to be issued upon Exercise of any Warrant and, at the time of such Exercise, the Company has in effect any shareholder rights plan, then the Holder of such Warrant will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such Exercise, the rights set forth in such shareholder rights plan, unless such rights have separated from the Ordinary Shares at such time, in which case, and only in such case, the Strike Price and the number of Underlying Shares of each Warrant will be adjusted pursuant to Section 5(d)(i)(3)(A) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section 5(d)(i)(3)(A) to all holders of Ordinary Shares, subject to potential readjustment in accordance with the last paragraph of Section 5(d)(i)(3)(A).
(vii) Determination of the Number of Outstanding Ordinary Shares. For purposes of Section 5(d)(i), the number of Ordinary Shares outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of Ordinary Shares; and (2) exclude Ordinary Shares held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on Ordinary Shares held in its treasury).
(viii) Rounding of Calculations. All calculations with respect to the Strike Price and adjustments thereto will be made to the nearest cent (with half of one cent rounded upwards), and all calculations with respect to the number of Underlying Shares of any Warrant and adjustments thereto will be made to the nearest 1/10,000th of an Ordinary Share (with 5/100,000ths rounded upward).
(ix) Notice of Strike Price and Number of Underlying Shares Adjustments. Upon the effectiveness of any adjustment to the Strike Price or the number of Underlying Shares of the Warrants pursuant to Section 5(d)(i), the Company will, as soon as reasonably practicable and no later than ten (10) Business Days after the date of such effectiveness, send notice to the Holders (with a copy to the Exercise Agent) containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Strike Price in effect immediately after such adjustment; (3) a brief description of any corresponding adjustment to the number of Underlying Shares of each Warrant; and (4) the effective time of such adjustment.
(e) Voluntary Adjustments.
(i) Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Strike Price by any amount, or increase the number of Underlying Shares of each outstanding Warrant by any amount, if (1) the Board of Directors determines that such decrease or increase, as applicable, is in the Company’s best interest or that such decrease or increase, as applicable, is advisable to avoid or diminish any income tax imposed on holders of Ordinary Shares or rights to purchase Ordinary Shares as a result of any dividend or distribution of shares (or rights to acquire shares)

of Ordinary Shares or any similar event; (2) such decrease or increase, as applicable, is in effect for a period of at least twenty (20) Business Days; and (3) such decrease or increase, as applicable, is irrevocable during such period.
(ii) Notice of Voluntary Adjustment. If the Board of Directors determines to decrease the Strike Price or increase the number of Underlying Shares of the Warrants pursuant to Section 5(e)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 5(e)(i), the Company will send notice to each Holder (with a copy to the Exercise Agent) of such decrease or increase, as applicable, quantifying the amount thereof and stating the period during which such decrease or increase, as applicable, will be in effect.
(f) Adjustments Effective Without Need to Amend Certificates . An adjustment to the number of Underlying Shares of any Warrant pursuant to Section 5(d) or 5(e) will be effective without the need to notate the same on, or otherwise amend, the Certificate representing such Warrant.
(g) Delivery of Additional Exercise Shares for Warrants Exercised in Connection with a Make-Whole Fundamental Change.
(i) Generally. If a Make-Whole Fundamental Change occurs and the Exercise Date for the Exercise of any Warrant occurs during the related Make-Whole Fundamental Change Exercise Period, then, subject to the proviso in the final paragraph of Section 5(c)(ii), Section 5(h) and this Section 5(g), there will be added (pursuant to, and without duplication of, Section 5(h)(i) or the final paragraph of Section 5(c)(ii), as applicable) to the Exercise Consideration otherwise due upon such Exercise, an additional number of Ordinary Shares equal to the product of (x) the number of Underlying Shares of such Warrant that are being so Exercised; and (y) the number of Ordinary Shares (such number of shares referred to in this clause (y), the “Make-Whole Fundamental Change Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Make-Whole Fundamental Change Share Price of such Make-Whole Fundamental Change:

Make-Whole Fundamental Change Share Price:

Make-Whole Fundamental Change Share Price
Effective Date	$25.00	$50.00	$75.00	$100.00	$125.00	$150.00	$175.00	$200.00	$225.00	$250.00	$275.00	$300.00	$325.00	$350.00

March 5, 2026.................	0.0000	0.1210	0.2289	0.3255	0.2446	0.1720	0.1278	0.0992	0.0798	0.0661	0.0561	0.0486	0.0428	0.0382
September 5, 2026...........	0.0000	0.0932	0.1962	0.2944	0.2171	0.1486	0.1079	0.0823	0.0654	0.0537	0.0454	0.0392	0.0345	0.0309
March 5, 2027.................	0.0000	0.0654	0.1607	0.2598	0.1867	0.1229	0.0866	0.0646	0.0505	0.0412	0.0347	0.0300	0.0264	0.0237
September 5, 2027...........	0.0000	0.0389	0.1217	0.2205	0.1523	0.0946	0.0637	0.0461	0.0355	0.0288	0.0243	0.0211	0.0188	0.0170
March 5, 2028.................	0.0000	0.0160	0.0786	0.1740	0.1122	0.0629	0.0395	0.0276	0.0211	0.0173	0.0149	0.0132	0.0119	0.0109
September 5, 2028...........	0.0000	0.0018	0.0313	0.1145	0.0625	0.0277	0.0156	0.0110	0.0089	0.0077	0.0069	0.0063	0.0058	0.0054
March 5, 2029.................	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such Make-Whole Fundamental Change Effective Date or Make-Whole Fundamental Change Share Price is not set forth in the table above, then:

(1) if such Make-Whole Fundamental Change Share Price is between two Make-Whole Fundamental Change Share Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two dates in the table above, then the number of Make-Whole Fundamental Change Shares will be determined by straight-line interpolation between the numbers of Make-Whole Fundamental Change Shares set forth for the higher and lower Make-Whole Fundamental Change Share Prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable; and
(2) if the Make-Whole Fundamental Change Share Price is greater than $350.00 (subject to adjustment in the same manner as the Make-Whole Fundamental Change Share Prices set forth in the column headings of the table above are adjusted pursuant to Section 5(g)(ii)), or less than $25.00 (subject to adjustment in the same manner), per share, then no Make-Whole Fundamental Change Shares will be added to the Exercise Consideration.
Notwithstanding anything to the contrary in this Warrant Agreement, in no event will the number of Make-Whole Fundamental Change Shares per Underlying Share exceed 0.3255 Ordinary Shares.
(ii) Adjustment of Make-Whole Fundamental Change Share Prices. Each Make-Whole Fundamental Change Share Price in the first row (i.e., the column headers) of the table set forth in Section 5(g)(i) will be adjusted in the same manner as, and at the same time and for the same events for which, the Strike Price is adjusted pursuant to Section 5(d)(i).
(ii) Notice of the Occurrence of a Make-Whole Fundamental Change. If a Make-Whole Fundamental Change occurs, then, promptly and in no event later than five (5) Business Days immediately after the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, the Company will notify the Holders (with a copy to the Exercise Agent, if not the Company) of the occurrence of such Make-Whole Fundamental Change and of such Make-Whole Fundamental Change Effective Date, briefly stating the circumstances under which Make-Whole Fundamental Change Shares will be included in the Exercise Consideration due upon the Exercise of Warrants pursuant to this Section 5(g) in connection with such Make-Whole Fundamental Change.
(iii) Strike Price and Number of Underlying Shares of the Warrants Unaffected by the Delivery of Make-Whole Fundamental Change Shares. For the avoidance of doubt, neither the Strike Price nor the number of Underlying Shares applicable to the Exercise of any Warrant will be adjusted on account of the inclusion of any Make-Whole Fundamental Change Shares in the Exercise Consideration for such Exercise pursuant to this Section 5(g).
(h) Effect of Ordinary Shares Change Event .
(i) Generally. If there occurs any:
(1) any recapitalization, reclassification or change of the Ordinary Shares (other than changes in par value or changes resulting from a subdivision or combination),
(2) any consolidation, merger or combination involving the Company,
(3) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety;
(4) any statutory scheme of arrangement; or
(5) any statutory share exchange,
and, as a result of which, the Ordinary Shares are converted into, or is exchanged for, or represents solely the right to receive, stock, other securities, other property or assets, including cash or any combination thereof (such an event, an “Ordinary Shares Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) Ordinary Share would be entitled to receive on account of such Ordinary Shares Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Warrant Agreement,
(A) from and after the effective time of such Ordinary Shares Change Event, (I) the consideration due upon Exercise of any Warrant will be determined in the same manner as if each reference to any number of Ordinary Shares in this Section 5 or in Section 6, or in any related definitions, were instead a reference to the same number of Reference Property Units; and (II) for purposes of the definition of “Make-Whole Fundamental Change,” the terms “Ordinary Shares” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property;
(B) if such Reference Property Unit consists entirely of cash, then the Company will settle each Exercise of any Warrant whose Exercise Date occurs on or after the date of the effective time of such Ordinary Shares Change Event by paying, on or before the tenth (10th) Business Day immediately after such Exercise Date, cash in an amount equal to the following:

NX(NV+MW)

where:
N = the number of Underlying Shares of such Warrant that are being so Exercised; NV = the excess, if any, of (x) the amount of cash included in such Reference Property Unit over (y) the Strike Price (it being understood, for the avoidance of doubt, that NV will be zero if the amount set forth in clause (x) is not greater than the amount set forth in clause (y)); MW = the product of (x) the amount of cash included in such Reference Property Unit; and (y) the number of Make-Whole Fundamental Change Shares, if any, applicable to such Exercise pursuant to Section 5(g).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of shareholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per Ordinary Share, by the holders of Ordinary Shares. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.
(ii) Compliance Covenant. The Company will not become a party to any Ordinary Shares Change Event unless its terms are consistent with this Section 5(h).
(iii) Execution of Supplemental Instruments. On or before the date the Ordinary Shares Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Ordinary Shares Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable (which supplemental instruments will, for the avoidance of doubt, not require the consent of any Holder) to (y) provide for subsequent adjustments to the Strike Price and the number of Underlying Shares of the Warrants pursuant to Section 5(d)(i) in a manner consistent with this Section 5(h); and (z) contain such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 5(h)(i). If the Successor Person is not the Company, or the Reference Property includes shares of stock or other securities or assets (other than cash) of a Person other than the Successor Person, then the Company will cause such Successor Person or Person, as applicable, to execute and deliver a joinder to this Warrant Agreement assuming the obligations of the Company under this Warrant Agreement, or the obligation to deliver such Reference Property upon Exercise of the Warrants, as applicable.

(iv) Notice of Ordinary Shares Change Event. The Company will provide notice of each Ordinary Shares Change Event to Holders no later than the fifth (5th) Business Day after the effective date of the Ordinary Shares Change Event.
Restriction on Exercises.
(i) Limitation on Exercise Right
(A) Notwithstanding anything to the contrary contained herein, the Company shall not effect, and the Holder shall not be permitted to effect, any exercise of a Warrant to the extent that, after giving effect to such exercise, the Holder, together with the Attribution Parties, would beneficially own in excess of 4.90% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after such exercise (the restrictions set forth in this sentence, the “Section 13 Ownership Limitation”). Any purported exercise in violation of this limitation shall be null and voidable. Beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder, except that for purposes of calculating whether the Maximum Percentage would be exceeded, such calculation shall include Ordinary Shares issuable upon the Exercise being effected but shall exclude Ordinary Shares issuable upon (i) Exercise of any remaining, unexercised portion of such Warrant and (ii) exercise or conversion of any other securities of the Company beneficially owned by the Holder or any Attribution Party that are subject to analogous ownership limitations.
In determining the number of outstanding Ordinary Shares, a Holder may rely on (1) the Company's most recent Annual Report on Form 20-F, Report on Form 6-K or other public filing with the Securities and Exchange Commission, (2) a more recent public announcement by the Company, or (3) any other written notice by the Company or its transfer agent (such outstanding shares, the “Reported Outstanding Share Number”). Upon written or oral request, the Company shall confirm to the Holder the number of outstanding Ordinary Shares within one Trading Day. The Holder shall disclose to the Company, contemporaneously with or immediately prior to submitting an Exercise Notice, its beneficial ownership and the ownership of the Attribution Parties (including shares acquirable through derivative securities subject to analogous limitations).
If the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number and the exercise would cause beneficial ownership to exceed the Maximum Percentage, the Company shall promptly notify the Holder, and the Holder shall notify the Company of a reduced number of Exercise Shares to be purchased (the shares by which such purchase is reduced, the “Reduction Shares”). The portion of such Warrant attributable to the Reduction Shares shall be deemed not Exercised and shall remain outstanding and Exercisable. For all purposes hereunder, the number of outstanding Ordinary Shares shall be determined after giving effect to any conversion or exercise of securities by the Holder and the Attribution Parties since the date of the Reported Outstanding Share Number.
If, notwithstanding the foregoing, the issuance of Ordinary Shares upon Exercise results in the Holder, together with the Attribution Parties, beneficially owning more than the Maximum Percentage, such excess shares (the “Excess Shares”) shall be deemed null and voidable, shall be cancelled, and the Holder shall have no power to vote or transfer the Excess Shares. The Company shall restore the portion of such Warrant attributable to the Excess Shares, which portion shall remain outstanding and exercisable in accordance with the terms hereof. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any percentage not exceeding the Applicable Law Limitation; provided that any increase shall not be effective until the 61st day after delivery of such notice and shall not affect any exercise effected prior to such change.

(B) Applicable Law Limitation. Notwithstanding anything to the contrary in this Warrant Agreement, no Ordinary Shares will be issued or delivered upon Exercise of any Warrant of any Holder, and no Warrant of any Holder will be Exercisable, in each case to the extent, and only to the extent, that such issuance, delivery, Exercise or exercisability would result in such Holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Holder, beneficially owning in excess of 24.99% of the then-outstanding Ordinary Shares (the “Applicable Law Limitation” and any of the Section 13 Ownership Limitation or the Applicable Law Limitation, an “Ownership Limitation”).
The satisfaction, by a Holder of any Warrant, of the requirements set forth in Section 5(b)(i) to Exercise such Warrant will be deemed to be a representation, by such Holder to the Company, that the settlement of such Exercise in full and without regard to this Section 5(i)(i) will not contravene any Ownership Limitation. If any Exercise Consideration otherwise due upon the Exercise of any Warrant is not delivered as a result of any Ownership Limitation, then the Company’s obligation to deliver such Exercise Consideration will not be extinguished, and the Company will deliver such Exercise Consideration as soon as reasonably practicable after the Holder of such Warrant provides written confirmation to the Company that such delivery will not contravene any Ownership Limitation. Any purported delivery of Ordinary Shares upon Exercise of any Warrant will be void and have no effect to the extent, and only to the extent, that such delivery would contravene any Ownership Limitation.
(ii) Limitation on Exercise . Notwithstanding anything to the contrary in this Warrant Agreement, a Holder shall not be entitled to exercise any Warrant for a number of Underlying Shares in excess of that number of Underlying Shares which, upon giving effect to such exercise, would result in any required filing under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) if one has not been made or the requisite waiting period has not expired or been terminated. If a filing and clearance under the HSR Act would be required in connection with the exercise of any Warrant, the Holder and the Company shall make such filings promptly and to seek early termination, and only exercise such Warrants after the applicable waiting periods have expired or early termination has been obtained.

6. Certain Provisions Relating to the Issuance of Ordinary Shares.
(a) Equitable Adjustments to Prices . Whenever this Warrant Agreement requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate the Make-Whole Fundamental Change Share Price or an adjustment to the Strike Price), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Strike Price pursuant to Section 5(d)(i) that becomes effective, or any event requiring such an adjustment to the Strike Price where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.
(b) Reservation of Ordinary Shares . At all times when any Warrant is outstanding, the Company will reserve (out of its authorized and not outstanding Ordinary Shares that are not reserved for other purposes), for delivery upon Exercise of the Warrants, a number of Ordinary Shares that would be sufficient to settle the Exercise of all Warrant(s) then outstanding (assuming, for these purposes, that each such Warrant is settled by the delivery of a number of Ordinary Shares equal to the sum of (i) the number of Underlying Shares of such Warrant and (ii) the product of (x) the number of Underlying Shares of such Warrant; and (y) the maximum number of Make-Whole Fundamental Change Shares as of such time). To the extent the Company delivers Ordinary Shares held in the Company’s treasury in settlement of any obligation under this Warrant Agreement to deliver Ordinary Shares, each reference in this

Warrant Agreement to the issuance of Ordinary Shares in connection therewith will be deemed to include such delivery.
(c)Status of Ordinary Shares; Covenant Regarding Par Value . Each Ordinary Share delivered upon Exercise of any Warrant of any Holder will be a newly issued or treasury share and will be duly authorized, validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such Ordinary Share will be delivered). If the Ordinary Shares are then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will use commercially reasonable efforts to cause each such Ordinary Share, when so delivered, to be admitted for listing on such exchange or quotation on such system. The Company will not engage in any transaction or take any action that would cause the Strike Price to be less than the par value per Ordinary Share.
(d) Taxes Upon Issuance of Ordinary Shares . The Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any Ordinary Shares upon Exercise of any Warrant of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.
(e) Registration Rights . The Company acknowledges and agrees that the Exercise Shares constitute “Registrable Securities” under and subject to the terms of the Securities Purchase Agreement, dated as of March 4, 2026, by and among the Company and the Purchasers party thereto (as amended, supplemented or modified from time to time, the “Securities Purchase Agreement”). Nothing in this Warrant Agreement shall limit or modify any Holder's rights under the Securities Purchase Agreement
7. Calculations.
(a) Responsibility; Schedule of Calculations . Except as otherwise provided in this Warrant Agreement, the Company will be responsible for making all calculations called for under this Warrant Agreement or the Warrants, including determinations of the Strike Price and the Last Reported Sale Prices. The Company will make all calculations in good faith. In the case of a dispute as to the determination of the Strike Price or the arithmetic calculation of the number of Exercise Shares to be issued pursuant to the terms hereof or the Underlying Shares, the Company shall promptly issue to the Holder the number of Exercise Shares that are not disputed and resolve such dispute in accordance with Section 7(c). The Company will provide a schedule of such calculations to any Holder upon written request. For the avoidance of doubt, the Placement Agent shall have no responsibility or liability for any such calculations or determinations.
(b) Calculations Aggregated for Each Holder . The composition of the Exercise Consideration due upon Exercise of any Warrant of any Holder will be computed based on the total number of Warrants of such Holder being Exercised with the same Exercise Date. Any cash amounts due to such Holder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.
(c)Dispute Resolution . In the case of a dispute as to the determination of the Strike Price or the arithmetic calculation of the Exercise Shares that is notified by a Holder to the Company in writing prior to the scheduled settlement date for of any Exercise of a Warrant by such Holder (which notice shall be accompanied by the Holder’s commercially reasonable proposed calculations for the disputed amount(s)), the Company shall submit an explanation, with a commercially reasonable level of detail, for its determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days of receipt of such notice of dispute to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Strike Price or the Exercise Shares, as applicable, within three (3) Business

Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within five (5) Business Days submit via facsimile or electronic mail (a) the disputed determination to a reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld, conditioned or delayed (enclosing the proposed calculations of both parties and the back-up calculations, in each case, that have been exchanged between the parties in the dispute resolution process) or the Company’s independent, outside accountant. The Company shall request the investment bank or the accountant, as the case may be, to perform the determinations or calculations solely based on the submitted information and notify the Company and the Holder of the results no later than ten (10) Business Days from the engagement. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. The expenses of such engagement of the investment bank or the accountant, as applicable, shall be borne equally by the Company and the Holder. Both the Company and the Holder shall keep, and shall request that such investment bank or accountant keep, the dispute resolution process confidential, and shall not disclose the nature of the dispute to any third parties besides those contemplated in this Section 7(c) and outside counsel. Notwithstanding the foregoing, in no event may a Holder dispute any inputs to the Strike Price adjustment calculations set forth in Section 5(d), when such inputs are expressly designated for determination by the Company or its Board of Directors in Section 5(d). No Holder may use such right to dispute more than once in one calendar year (on a rolling basis), and to the extent that any other Holder has initiated a dispute in respect of a substantially similar matter (as notified by the Company to a Holder after receipt of a Holder’s notice of dispute pursuant to this Section 7(c), the resolution in such other dispute shall also be binding (absent a manifest error) for any other Holder who notifies the Company of a dispute of a substantially similar matter. The Company shall issue to the Holder the number of the Exercise Shares that is not disputed pursuant to Section 5(d), and the Company shall not be deemed in breach of its obligations to deliver the disputed number of the Exercise Shares (if any) upon an Exercise pursuant to in Section 5(d) pending resolution of a dispute initiated by a Holder in respect of such Exercise, and the deadline in Section 5(d) for delivery of such Exercise Shares (if any) in excess of any Exercise Shares that are not disputed shall be extended until the second (2nd) Business Day after the Business Day on which the dispute is resolved pursuant to this Section 7(c).
8. Miscellaneous.
(a) Notices . (i) Notices to Holders. All notices or communications required to be made to a Holder pursuant to this Warrant Agreement must be made in writing and will be deemed to be duly sent or given in writing if (1) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; or (2) transmitted by electronic transmission or other similar means of unsecured electronic communication to the electronic address of such Holder shown on the Register, provided receipt of such electronic transmission or communication is acknowledged. The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.
(ii) Notice Effectiveness. If a notice or communication is mailed or sent in the manner provided above in this Section 8(a) within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it (except to the extent, but only to the extent, acknowledgement of receipt is expressly required by this Section 8(a)).
(b) Governing Law; Waiver of Jury Trial . THIS WARRANT AGREEMENT AND THE WARRANTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS WARRANT AGREEMENT OR THE WARRANTS, WILL BE

GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE COMPANY AND EACH HOLDER (BY ITS ACCEPTANCE OF ANY WARRANT) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT, THE WARRANTS OR THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT AGREEMENT OR THE WARRANTS.
(c)Submission to Jurisdiction . Any legal suit, action or proceeding arising out of or based upon this Warrant Agreement or the transactions contemplated by this Warrant Agreement may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 8(a) will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company and each Holder (by its execution and delivery of this Warrant Agreement or by its acceptance of any Warrant) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.
(d) No Adverse Interpretation of Other Agreements . Neither this Warrant Agreement nor the Warrants may be used to interpret any other agreement of the Company or its Subsidiaries or of any other Person, and no such other agreement may be used to interpret this Warrant Agreement or the Warrants.
(e) Successors; Benefits of Warrant Agreement . All agreements of the Company in this Warrant Agreement and the Warrants will bind its successors. Subject to the preceding sentence, this Warrant Agreement is for the sole benefit of the parties hereto and for the Holders, as such, from time to time, and nothing in this Warrant Agreement, or anything that may be implied from any provision of this Warrant Agreement, will confer on any other Person any right, claim or remedy.
(f) Severability . If any provision of this Warrant Agreement or the Warrants is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Warrant Agreement or the Warrants will not in any way be affected or impaired thereby.
(g) Counterparts . The parties may sign any number of copies of this Warrant Agreement. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Warrant Agreement electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.
(h) Table of Contents, Headings, Etc. The table of contents and the headings of the Sections and sub-Sections of this Warrant Agreement have been inserted for convenience of reference only, are not to be considered a part of this Warrant Agreement and will in no way modify or restrict any of the terms or provisions of this Warrant Agreement.
(i) Withholding Taxes . Each initial Holder of a Warrant agrees, and each Holder of a Warrant or a beneficial interest therein by its acquisition of such Warrant or beneficial interest therein, is deemed to agree, that (i) the Company and any applicable withholding agent has the right to withhold any amounts for or on account of Tax required to be withheld under applicable law payable to a Holder and to remit such withheld amounts to the applicable governmental authority in accordance with applicable law and no payment by the Company or any applicable withholding agent shall be required to be increased or otherwise “grossed up” by reason of any such withholding; (ii) if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of such Holder (including as a result of an adjustment or the non-occurrence of an adjustment to the Strike Price or the number of Underlying Shares of the Warrants), then the Company or such withholding agent, as applicable, may, at its option, set off such payments against payments of cash or the delivery of other Exercise Consideration on such Warrant, any payments on the Ordinary Shares or sales proceeds received by, or other funds or assets of, such Holder; and (iii) it will furnish a correct, complete and duly executed certificate, form or document, including a valid IRS Form W-9 or appropriate IRS Form W-8 (or, in each case, any successor form), and/or any certificate or form required under Israeli law that is in force on the payment date, relating to Tax withholding (including any certificate issued by the Israeli Tax Authority) in form and substance reasonably satisfactory to Company, and any other form, document or certificate that may be reasonably requested by the Company or any applicable withholding agent in order to permit the Company to make a payment under this Warrant Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate, with any such form, document or certificate to be correct, complete and duly executed and will correct or update any such form, document or certificate promptly upon learning that any such form, document or certificate previously provided by it has become obsolete or incorrect. To the extent that any such deduction or withholding for Tax is made from any amounts payable pursuant to this Warrant Agreement, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(j) Service of Process . The Company irrevocably appoints its Subsidiary, Wix.com, Inc., a Delaware corporation, as its agent to receive service of process or other legal summons for purposes of any legal suit, action or proceeding arising out of or based upon this Warrant Agreement that may be instituted in any state or federal court in the City and County of New York. (K) No Other Rights . The Warrants will confer no rights to the Holders thereof except as provided in this Warrant Agreement. For the avoidance of doubt, and without limiting the operation of Sections 5(d)(ii)(1) and 5(b)(ii), and the provisos to Sections 5(d)(i)(3)(A) and 5(d)(i)(4), the Warrants will not confer to the Holders thereof any rights as shareholders of the Company.
(l) No Obligation to Purchase Securities of the Company . For the avoidance of doubt, except to the extent any Exercise Shares (or other Exercise Consideration consisting of any securities of the Company) is deliverable in connection with the due Exercise of any Warrant, nothing in this Warrant Agreement will impose on any Holder any obligation to purchase any securities of the Company.
(m) Placement Agent . The Company acknowledges that the Placement Agent has not acted as underwriter, broker, dealer, fiduciary, financial advisor or in any other capacity under this Warrant Agreement. The Company further acknowledges and agrees that the Placement Agent shall have no liability or obligation arising under this Warrant Agreement or the Warrants, whether in contract, tort or otherwise, and no Holder shall have any claim against the Placement Agent arising out of or relating to this Warrant Agreement or the Warrants.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Warrant Agreement have caused this Warrant Agreement to be duly executed as of the date first written above.

WIX.COM LTD.

By:
Name:
Title:

[initial holder #1 legal name]

By:
Name:
Title:

Contact Information:

Address:

Attention:

Email Address:

[initial holder #2 legal name]

By:
Name:
Title:

Contact Information:

Address:

Attention:

Email Address:

EXHIBIT A

FORM OF WARRANT

[Insert Restricted Security Legend, if applicable]

WIX.COM LTD.

Warrants

Certificate No. [___]

Wix.com Ltd., an Israeli company (the “Company”), certifies that [___] is the registered owner of [__] Warrants represented by this certificate (this “Certificate”). The initial number of Underlying Shares of the Warrants represented by this Certificate is [__] Ordinary Shares, which number is subject to adjustment as provided in the Warrant Agreement referred to below.

The terms of the Warrants are set forth in the Warrant Agreement, dated as of March 5, 2026, between the Company and the initial Holders (the “Warrant Agreement”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Warrant Agreement.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Wix.com Ltd. has caused this instrument to be duly executed as of the date set forth below.

WIX.COM LTD.

Date: By:
Name:
Title:

WIX.COM LTD.

Warrant

This Certificate represents one or more duly issued and outstanding Warrants having an initial number of Underlying Shares as set forth on the face of this Certificate. Certain terms of the Warrants are summarized below. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Warrant Agreement, the provisions of the Warrant Agreement will control.

1.Method of Payment. Cash amounts due on the Warrants represented by this Certificate will be paid in the manner set forth in Section 3(d) of the Warrant Agreement.

1.Persons Deemed Owners. The Person in whose name this Certificate is registered will be treated as the owner of the Warrants represented by this Certificate for all purposes, subject to Section 3(j) of the Warrant Agreement.

1.Transfers and Exchanges. All Warrants will be in registered form. Subject to the terms of the Warrant Agreement, the Holder of the Warrants represented by this Certificate may transfer or exchange such Warrants by presenting this Certificate to the Registrar and delivering any required documentation or other materials.

1.No Right of Redemption by the Company. The Company will not have the right to redeem the Warrants at its election.

1.Exercise Rights. The Warrants will be Exercisable for Exercise Consideration in the manner, and subject to the terms, set forth in Section 5 of the Warrant Agreement.

1.Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

To request a copy of the Warrant Agreement, which the Company will provide to any Holder at no charge, please send a written request to the following address:
Wix.com Ltd.
5 Yunitsman Street
Tel Aviv 6936025, Israel
Attention: Chief Financial Officer

EXERCISE NOTICE

WIX.COM LTD.

Subject to the terms of the Warrant Agreement, by executing and delivering this Exercise Notice, the undersigned Holder of the Warrants identified below directs the Company to Exercise (check one):
all of the Underlying Shares of the Warrants
[*] Underlying Shares of the Warrants
identified by Certificate No. .

(Optional) Identify account within the United States to which any cash Exercise Consideration will be wired:
Bank Routing Number:
SWIFT Code:
Bank Address:

Account Number:
Account Name:

Date:
(Legal Name of Holder)

By:
Name:
Title:

ASSIGNMENT FORM

WIX.COM LTD.

Subject to the terms of the Warrant Agreement, the undersigned Holder of the Warrant identified below assigns (check one):
all of the Underlying Shares of the Warrants
[†] Underlying Shares of the Warrants
identified by Certificate No. , and all rights thereunder, to:
Name:
Address:

Social security or
tax identification
number:
and irrevocably appoints:

as agent to transfer the within Warrant on the books of the Company. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

EXHIBIT B

FORM OF RESTRICTED SECURITY LEGEND

THE OFFER AND SALE OF THIS SECURITY AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

SCHEDULE A

INITIAL HOLDERS OF THE WARRANTS

Name of Registered Holder	Underlying Shares
[__]................................................................................................................	[__]
[__]................................................................................................................	[__]
[__]................................................................................................................	[__]
[__]................................................................................................................	[__]
[__]................................................................................................................	[__]
[__]................................................................................................................	[__]
[__]................................................................................................................	[__]
Total Number of Underlying Shares..........................................................	# of Underlying Shares

[*] Must be a whole number.
[†] Must be a whole number.